Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of February 6, 2009 (this “Agreement”), between Sealed Air Corporation, a company organized under the laws of the state of Delaware (the “Company”) and Davis Selected Advisers, L.P., Geico Indemnity Company and General Re Life Corporation (each a “Purchaser” and collectively the “Purchasers”) pursuant to the Note Purchase Agreement, dated February 6, 2009 (as amended from time to time, the “Note Purchase Agreement”), between the Company and the Purchasers.  In order to induce the Purchasers to enter into the Note Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

The Company agrees with the Purchasers, (i) for their benefit as Purchasers and (ii) for the benefit of the beneficial owners (including the Purchasers) from time to time of the Notes (as defined herein) (each of the foregoing a “Holder” and together the “Holders”), as follows:

SECTION 1.  Definitions.  Capitalized terms used herein without definition shall have their respective meanings set forth in the Note Purchase Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 405 under the Securities Act.

“Amendment Effectiveness Deadline Date” has the meaning set forth in Section 2(d).

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Company” has the meaning set forth in the preamble.

“Deferral Notice” has the meaning set forth in Section 3(h).

“Deferral Period” has the meaning set forth in Section 3(h).

“Effectiveness Deadline Date” has the meaning set forth in Section 2(a).

“Effectiveness Period” has the meaning set forth in Section 2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Holder” has the meaning set forth in the second paragraph of the preamble.

“Indenture” means the Indenture, dated as of February 6, 2009, among the Company and the Trustee, pursuant to which the Notes are being issued.

“Initial Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Material Event” has the meaning set forth in Section 3(h).

“Notes” means the 12% Senior Notes due 2014 of the Company to be purchased pursuant to the Note Purchase Agreement.

“Notice and Questionnaire” means a written notice delivered to the Company containing substantially the information called for by the selling securityholder notice and questionnaire, a form of which is available upon request to the Company.

“Notice Holder” means, on any date, any Holder that has delivered a Notice and Questionnaire to the Company on or prior to such date.

“Person” means a corporation, limited liability company, association, partnership, organization, business, individual, government or political subdivision thereof or governmental agency.

“Note Purchase Agreement” has the meaning set forth in the preamble.

“Purchasers” has the meaning set forth in the preamble.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments and all materials incorporated by reference or explicitly deemed to be incorporated by reference into such prospectus.

“Registrable Securities” means the Notes, but excludes any Notes that are, as of the relevant date of determination (or will be at the time the Shelf Registration Statement is required to be effective), eligible to be sold to the public pursuant to Rule 144 under the Securities Act where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d) of Rule 144 so long as such holding period requirement is satisfied) or may otherwise be freely traded without restriction. Throughout this Agreement, the holders of a majority of Registrable Securities shall mean holders of a majority in principal amount of the Registrable Securities.

“Registration Statement” means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all materials incorporated by reference or explicitly deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144A” means Rule 144A under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Special Counsel” means such counsel as shall be specified by the Holders of a majority of all Registrable Securities, but which may, with the written consent of the Purchasers (which shall not be unreasonably withheld), be another nationally recognized law firm experienced in securities law matters designated by the Company, the reasonable fees and expenses of which will be paid by the Company pursuant to Section 5.

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 2(b).

“Trustee” means U.S. Bank National Association, the trustee under the Indenture.

“Underwritten Holders” has the meaning set forth in Section 8(a).

SECTION 2.  Shelf Registration.  (a)  The Company agrees that if:

(i)            On August 5, 2009 any Registrable Securities are held by any Person other than an Affiliate of the Company;

(ii)           At any time after August 5, 2009 the conditions set forth in paragraph (c)(1) of Rule 144 are not satisfied with respect to the Securities; or

(iii)          A Holder of Registrable Securities, on and after August 5, 2009 and at any time prior to the maturity of such Registrable Securities, that is an Affiliate of the Company, requests;

the Company shall use its commercially reasonable efforts to file a Registration Statement for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 or any similar rule that may be adopted by the SEC (a “Shelf Registration Statement”), registering the resale from time to time by Holders thereof of all the Registrable Securities (the “Initial Shelf Registration Statement”), and use its best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act, (x) no later than September 3, 2009 in the case of clause (i) above, (y) as soon as practicable in the case of clause (ii) above and (z) by the 60th day after the date of receipt of notice requesting registration from a Notice Holder but not before the six-month anniversary of the last date of original issuance of the Notes, in the case of clause (iii) above, each such date, an “Effectiveness Deadline Date.”  The Initial Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of such Registrable Securities for resale by such Holders in accordance with the methods of distribution elected by the Holders and set forth in the Initial Shelf Registration Statement.  At the time the Initial Shelf Registration Statement is declared effective, each Holder that became a Notice Holder on or prior to the date five (5) Business Days prior to such time of effectiveness shall be named as a selling securityholder in the Initial Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable law.

None of the Company’s security holders (other than the Holders of Registrable Securities) shall have the right to include any of the Company’s securities in the Shelf Registration Statement.

(b)           The Company agrees to use its commercially reasonable efforts to keep such Initial Shelf Registration Statement (or any Subsequent Registration Statement) continuously effective, subject to Section 3(h), (A) with respect to a Shelf Registration Statement filed in accordance with Sections 2(a)(i) and 2(a)(ii), until the earliest of: (x) one year from the last date of original issuance of the Notes; (y) the date by which all Registrable Securities have been sold pursuant to the Shelf Registration Statement; and (z) such date as each of the Registrable Securities covered by the Shelf Registration Statement ceases to be a Registrable Security; or (B) with respect to a Shelf Registration Statement filed in accordance with Sections 2(a)(iii), until the earlier of: (x) the date by which all Registrable Securities have been sold pursuant to the Shelf Registration Statement; and (y) such date as each of the Registrable Securities covered by the Shelf Registration Statement ceases to be a Registrable Security (the “Effectiveness Period”).  If the Initial Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period, the Company shall use its reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within forty-five (45) days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration Statement (a “Subsequent Shelf Registration Statement”) covering all the securities that as of the date of such filing are Registrable Securities.  If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable after such filing.

(c)           The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or as otherwise required by the Securities Act or as necessary to name a Notice Holder as a selling securityholder pursuant to Section 2(d).

(d)           Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2(d), Section 3(h), and Section 4.  Following the date that the Initial Shelf Registration Statement becomes or is declared effective, each Holder wishing to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus agrees to deliver a Notice and Questionnaire to the Company at least five (5) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement.  Each Holder who elects to sell Registrable Securities pursuant to a Shelf Registration Statement agrees that, by submitting a Notice and Questionnaire to the Company, it will be bound by the terms and conditions of the Notice and Questionnaire and this Agreement.  From and after the date the Initial Shelf Registration Statement becomes or is declared effective, the Company shall, as promptly as practicable after the date a Notice and Questionnaire is delivered pursuant to Section 9(c), and in any event upon the later of (x) fifteen (15) Business Days after such date or (y) fifteen (15) Business Days after the expiration of any Deferral Period that is in effect when the Notice and Questionnaire is delivered or that is put into effect within fifteen (15) Business Days of such delivery date:

(i)            if required by applicable law, file with the SEC a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Holder delivering such Notice and Questionnaire is named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Registrable Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use its reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable, but in any event by the date (the “Amendment Effectiveness Deadline Date”) that is sixty (60) days after the date such post-effective amendment is required by this clause to be filed; and

(ii)           provide such Holder copies of any documents filed pursuant to Section 2(d)(i); provided that if such Notice and Questionnaire is delivered during a Deferral Period, the Company shall so inform the Holder delivering such Notice and Questionnaire.  The Company shall notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 2(d)(i).  Notwithstanding anything contained herein to the contrary, (i) the Company shall be under no obligation to name any Holder that is not a Notice Holder as a selling securityholder in any Registration Statement or related Prospectus and (ii) the Amendment Effectiveness Deadline Date shall be extended by up to ten (10) Business Days from the expiration of a Deferral Period if such Deferral Period shall be in effect on the Amendment Effectiveness Deadline Date.

(e)           The Trustee shall be entitled, on behalf of Holders, to seek any available remedy for the enforcement of this Agreement.  Nothing shall preclude a Notice Holder or Holder from pursuing or obtaining specific performance or other equitable relief with respect to this Agreement.

SECTION 3.  Registration Procedures.  In connection with the registration obligations of the Company under Section 2, during the Effectiveness Period, the Company shall:

(a)           Prepare and file with the SEC a Shelf Registration Statement or Shelf Registration Statements on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the Holders thereof in accordance with the intended method or methods of distribution thereof, and use its commercially reasonable efforts to cause each such Shelf Registration Statement to become effective and remain effective as provided herein; provided that before filing any Shelf Registration Statement or Prospectus or any amendments or supplements thereto with the SEC (but excluding reports filed with the SEC under the Exchange Act), furnish to the Purchasers and the Special Counsel, if any, copies of all such documents proposed to be filed at least three (3) Business Days prior to the filing of such Shelf Registration Statement or amendment thereto or Prospectus or supplement thereto, or such shorter period as may be agreed upon by the Purchasers and the Special Counsel.

(b)           Subject to Section 3(h), prepare and file with the SEC such amendments and post-effective amendments to each Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement continuously effective for the applicable period specified in Section 2(b); cause the related Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and use its reasonable efforts to comply with the provisions of the Securities Act applicable to it with respect to the disposition of all securities covered by such Shelf Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the sellers thereof set forth in such Shelf Registration Statement as so amended or such Prospectus as so supplemented.

(c)           As promptly as practicable give notice to the Notice Holders, the Purchasers and the Special Counsel, if any (i) when any Prospectus, prospectus supplement, Registration Statement or post-effective amendment to a Registration Statement has been filed with the SEC and, with respect to a Shelf Registration Statement or any post-effective amendment, when the same has been declared effective, (ii) of any request, following the effectiveness of the Initial Shelf Registration Statement under the Securities Act, by the SEC or any other federal or state governmental authority for amendments or supplements to any Shelf Registration Statement or related Prospectus or for additional information relating to the Shelf Registration Statement, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of any Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the occurrence of, but not the nature of or details concerning, a Material Event (as defined below) and (vi) of the determination by the Company that a post-effective amendment to a Shelf Registration Statement will be filed with the SEC, which notice may, at the discretion of the Company (or as required pursuant to Section 3(h)), state that it constitutes a Deferral Notice, in which event the provisions of Section 3(h) shall apply.

(d)           Use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Shelf Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in which they have been qualified for sale, in either case at the earliest possible moment, and provide immediate notice to each Notice Holder and the Purchasers of the withdrawal of any such order.

(e)           As promptly as practicable furnish to each Notice Holder, the Special Counsel, if any, and the Purchasers, upon request and without charge, at least one (1) conformed copy of the Registration Statement and any amendment thereto, including exhibits and, if requested, all documents incorporated or deemed to be incorporated therein by reference.

(f)            Deliver to each Notice Holder, the Special Counsel, if any, and the Purchasers, in connection with any sale of Registrable Securities pursuant to a Registration Statement, without charge, as many copies of the Prospectus relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request; and the Company hereby consents (except during such periods that a Deferral Notice is outstanding and has not been revoked) to the use of such Prospectus or each amendment or supplement thereto by each Notice Holder in connection with any offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto in the manner set forth therein.

(g)           Prior to any public offering of the Registrable Securities pursuant to a Shelf Registration Statement, use its reasonable efforts to register or qualify or cooperate with the Notice Holders and the Special Counsel, if any, in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Notice Holder reasonably requests in writing (which request may be included in the Notice and Questionnaire); prior to any public offering of the Registrable Securities pursuant to the Shelf Registration Statement, use its reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period in connection with such Notice Holder’s offer and sale of Registrable Securities pursuant to such registration or qualification (or exemption therefrom) and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of such Registrable Securities in the manner set forth in the relevant Shelf Registration Statement and the related Prospectus; provided that the Company will not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Agreement or (ii) take any action that would subject it to general service of process in suits or to taxation in any such jurisdiction where it is not then so subject.

(h)           Upon (A) the issuance by the SEC of a stop order suspending the effectiveness of any Shelf Registration Statement or the initiation of proceedings with respect to any Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a “Material Event”) as a result of which any Shelf Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development that, in the reasonable discretion of the Company, makes it appropriate to suspend the availability of any Shelf Registration Statement and the related Prospectus:

(i)            in the case of clause (B) above, subject to the next sentence, as promptly as practicable prepare and file, if necessary pursuant to applicable law, a post-effective amendment to such Shelf Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Shelf Registration Statement and Prospectus so that such Shelf Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the

Registrable Securities being sold thereunder, and, in the case of a post-effective amendment to a Shelf Registration Statement, subject to the next sentence, use its reasonable efforts to cause it to be declared effective as promptly as is practicable, and

(ii)           give notice to the Notice Holders and the Special Counsel, if any, that the availability of the Shelf Registration Statement is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, each Notice Holder agrees not to sell any Registrable Securities pursuant to the Shelf Registration Statement until such Notice Holder’s receipt of copies of the supplemented or amended Prospectus provided for in clause (i) above, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.

The Company will use its reasonable efforts to ensure that the use of the Prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, (y) in the case of clause (B) above, as soon as, in the sole judgment of the Company, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of the Company or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter, and (z) in the case of clause (C) above, as soon as, in the reasonable discretion of the Company, such suspension is no longer appropriate.  The Company shall be entitled to exercise its right under this Section 3(h) to suspend the availability of any Shelf Registration Statement or any Prospectus (the “Deferral Period”); provided that the aggregate duration of any Deferral Periods shall not exceed 45 days in any three month period or 120 days in any twelve (12) month period. Notwithstanding the foregoing, in the case of any Material Events relating to any possible acquisitions or financings, recapitalizations, business combinations or other similar material transactions involving the Company, the Company may suspend the availability of the Shelf Registration Statement for up to an aggregate of 180 days in any twelve (12) month period (with no limitation on the aggregate duration of any such Deferral Period in any three-month period).

(i)            If reasonably requested in writing in connection with a disposition of Registrable Securities pursuant to a Shelf Registration Statement, make reasonably available for inspection during normal business hours by a representative for the Notice Holders of such Registrable Securities, any broker-dealers, underwriters, attorneys and accountants retained by such Notice Holders, and any attorneys or other agents retained by a broker-dealer or underwriter engaged by such Notice Holders, all relevant financial and other records and pertinent corporate documents and properties of the Company and its subsidiaries, and cause the appropriate officers, directors and employees of the Company and its subsidiaries to make reasonably available for inspection during normal business hours on reasonable notice all relevant information reasonably requested by such representative for the Notice Holders, or any such broker-dealers, underwriters, attorneys or accountants in connection with such disposition, in each case as is customary for similar “due diligence” examinations, other than those subject to an attorney-client or other privilege; provided that such persons shall first agree in writing with the Company that any information provided by or on behalf of the Company shall be kept confidential by such persons and shall be used solely for the purposes of exercising rights under this Agreement, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of any Shelf Registration Statement or the use of any Prospectus referred to in this Agreement), (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such person or (iv) such information becomes available to any such person from a source other than the Company and such source is not bound by a confidentiality agreement; and provided further that the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of all the Notice Holders and the other parties entitled thereto by the Special Counsel, if any, or another representative selected by a majority of Registrable Securities being sold by such Holders pursuant to such Shelf Registration Statement.  Any person legally compelled or required by administrative or court order or by a regulatory authority to disclose any such confidential information made available for inspection shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy.

(j)            Comply with all applicable rules and regulations of the SEC and make generally available to its securityholders earnings statements (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) for a 12-month period commencing on the first day of the first fiscal quarter of the Company commencing after the effective date of a Shelf Registration Statement, which statements shall be made available no later than 45 days after the end of the 12-month period or 90 days if the 12-month period coincides with the fiscal year of the Company. Compliance with all applicable rules and regulations of the SEC satisfies the Company’s obligation to provide such earnings statement if the Company is then a reporting company subject to Section 13 or 15(d) of the Exchange Act.

(k)           Cooperate with each Notice Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold or to be sold pursuant to a Shelf Registration Statement, which certificates shall not bear any restrictive legends, and cause such Registrable Securities to be in such denominations as are permitted by the Indenture and registered in such names as such Notice Holder may request in writing at least two (2) Business Days prior to any sale of such Registrable Securities.

(l)            Provide a CUSIP number for all Registrable Securities covered by each Shelf Registration Statement not later than the effective date of such Shelf Registration Statement and, if requested, provide the Trustee with printed certificates for the Registrable Securities that are in a form eligible for deposit with The Depository Trust Company.

(m)          Cooperate and assist in any necessary filings required to be made with the Financial Industry Regulatory Authority (“FINRA”).

(n)           In the case of a Shelf Registration Statement involving an underwritten offering, the Company shall enter into such customary agreements (including, if requested, an underwriting agreement in reasonably customary form) and take all such other action, if any, as Holders of a majority of the Registrable Securities being sold or any managing underwriters reasonably shall request in order to facilitate any disposition of Notes pursuant to such Shelf Registration Statement, including, without limitation, (i) using its reasonable efforts to cause its counsel to deliver an opinion or opinions in reasonably customary form, (ii) using its reasonable efforts to cause its officers to execute and deliver all customary documents and certificates and (iii)

using its reasonable efforts to cause its independent public accountants to provide a comfort letter or letters in reasonably customary form.

(o)           Cause the Indenture to be qualified under the Trust Indenture Act in a manner prescribed by the Trust Indenture Act and shall enter into any necessary supplemental indentures in connection therewith.

(p)           Upon (i) the filing of the Initial Shelf Registration Statement and (ii) the effectiveness of the Initial Shelf Registration Statement, announce the same, in each case by release to Reuters Economic Services and Bloomberg Business News.

(q)           Enter into such customary agreements and take such other reasonable and lawful actions in connection therewith (including those reasonably requested by Holders of a majority of the Registrable Securities) in order to expedite or facilitate disposition of such Registrable Securities.

SECTION 4.  Holder’s Obligations.  Each Holder agrees, by acquisition of the Registrable Securities, that no Holder shall be entitled to sell any of such Registrable Securities pursuant to a Registration Statement or to receive a Prospectus relating thereto unless such Holder has furnished the Company with a Notice and Questionnaire as required pursuant to Section 2(d) hereof (including the information required to be included in such Notice and Questionnaire) and the information set forth in the next sentence.  Each Notice Holder agrees promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Notice Holder not misleading and any other information regarding such Notice Holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request.  Any sale of any Registrable Securities by any Holder shall constitute a representation and warranty by such Holder that the information relating to such Holder and its plan of distribution is as set forth in the Prospectus delivered by such Holder in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such Holder or its plan of distribution and that such Prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such Holder or its plan of distribution necessary to make the statements in such Prospectus, in the light of the circumstances under which they were made, not misleading.  Each Holder further agrees, by acquiring Registrable Securities, that it will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, take any action that would result in the Company being required to file with the SEC under Rule 433(d) a free writing prospectus (as defined in Rule 405 under the Securities Act) prepared by or on behalf of such Holder that otherwise would not be required to be filed by the Company thereunder but for the action of such Holder.

Each Holder agrees by acquisition of any Registrable Securities that, upon actual receipt of any notice from the Company of the happening of any event of the kind described in Section 3(c)(ii), 3(c)(iii), 3(c)(iv), 3(c)(v) or 3(c)(vi) hereof, or of a Deferral Period pursuant to Section 3(h) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus pursuant to such Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Registration Statement or Prospectus contemplated by Section 3(h)(i) hereof, or until it is advised in writing by the Company that the use of the applicable Registration Statement or Prospectus may be resumed, and has received copies or any amendments or supplements thereto. Notwithstanding anything to the contrary contained herein, the Company shall not have any liability for any incremental expenses incurred as a result of an underwritten offering of any Registrable Securities.

SECTION 5.  Registration Expenses.  The Company shall bear all fees and expenses incurred in connection with the performance by the Company of its obligations under Sections 2 and 3 of this Agreement whether or not any Shelf Registration Statement becomes or is declared effective.  Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with federal and state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company), (iii) duplication expenses relating to copies of any Shelf Registration Statement or Prospectus delivered to any Holders hereunder, (iv) fees and disbursements of counsel for the Company in connection with any Shelf Registration Statement, (v) reasonable fees and disbursements of the Trustee and its counsel and (vi) any Securities Act liability insurance obtained by the Company in its sole discretion.  In addition, the Company shall pay the internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses of any person, including special experts, retained by the Company.  Notwithstanding the provisions of this Section 5, each seller of Registrable Securities shall pay selling expenses, including any underwriting discount and commissions, all registration expenses to the extent required by applicable law and, except as otherwise provided herein, fees and expenses of counsel to such seller and the Company shall not have any liability for any incremental expenses incurred as a result of an underwritten offering of any Registrable Securities.

SECTION 6.  Indemnification and Contribution by the Company.  Upon the registration of the Registrable Securities pursuant to Section 2, the Company shall  indemnify and hold harmless each Notice Holder and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Registrable Securities, and each of their respective officers and directors and each person who controls such Notice Holder, underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement under which such Registrable Securities are to be registered under the Securities Act, or any Prospectus contained therein or furnished by the Company to any such person, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Shelf Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by any Notice Holder, underwriter, selling agent or other securities professional expressly for use therein.

(b)           Indemnification by the Notice Holders and any Agents and Underwriters.  Each Notice Holder agrees, as a consequence of the inclusion of any of such Notice Holder’s Registrable Securities in such Shelf Registration Statement, and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Registrable Securities shall agree, as a consequence of facilitating such disposition of Registrable Securities, severally and not jointly, to (i) indemnify and hold harmless the Company, its directors, officers who sign any Shelf Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or any other Holder, to the same extent as the foregoing indemnity from the Company to such Holder, but only with reference to information relating to such Holder furnished to the Company in writing by such Holder expressly for use in such Registration Statement or Prospectus or amendment or supplement thereto, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Shelf Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Notice Holder, underwriter, selling agent or other securities professional expressly for use therein, and (ii) reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred. In connection with any underwritten offering pursuant to Section 8, each Holder will also indemnify the underwriters, if any, their officers and directors and each person who controls such underwriters (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided herein with respect to the indemnification of the Company, if requested in connection with any Registration Statement.

(c)           Conduct of Indemnification Proceedings.  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 6(a) or 6(b), such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any

Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by, in the case of parties indemnified pursuant to Section 6(a), the Holders of a majority of the Registrable Securities covered by the Registration Statement that are Indemnified Parties pursuant to Section 6(a) and, in the case of parties indemnified pursuant to Section 6(b), the Company.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d)           Contribution.  To the extent that the indemnification provided for in Section 6(a) or 6(b) is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Party under such paragraph, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party or Parties on the one hand and the Indemnified Party or Parties on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party or Parties on the one hand and of the Indemnified Party or Parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative fault of the Holders on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holders or by the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Holders’ respective obligations to contribute pursuant to this Section 6 are several in proportion to the respective number of Registrable Securities they have sold pursuant to a Registration Statement, and not joint.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by any method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding this Section 6, no Indemnifying Party that is a selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by it and distributed to the public were offered to the public exceeds the amount of any damages that such

Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)           The remedies provided for in this Section 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an Indemnified Party at law or in equity, hereunder, under the Purchase Agreement or otherwise.

(f)            The indemnity and contribution provisions contained in this Section 6 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Holder, any person controlling any Holder or any affiliate of any Holder or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) the sale of any Registrable Securities by any Holder.

SECTION 7.  Information Requirements.  The Company covenants that, if at any time before the end of the Effectiveness Period the Company is not subject to the reporting requirements of the Exchange Act, it will cooperate with any Holder and take such further reasonable action as any Holder may reasonably request in writing (including, without limitation, making such reasonable representations as any such Holder may reasonably request), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A under the Securities Act and customarily taken in connection with sales pursuant to such exemptions.  Upon the written request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such filing requirements, unless such a statement has been included in the Company’s most recent report filed pursuant to Section 13 or Section 15(d) of Exchange Act.  Notwithstanding the foregoing, nothing in this Section 7 shall be deemed to require the Company to register any of its securities under any section of the Exchange Act.

SECTION 8.  Underwritten Registrations.  The Holders of Registrable Securities covered by a Shelf Registration Statement who desire to do so may sell such Registrable Securities to an underwriter in an underwritten offering for reoffering to the public (the “Underwritten Holders”), subject to the consent of the Company (which shall not be unreasonably withheld or delayed).  If any of the Registrable Securities covered by any Shelf Registration Statement are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by the Company and the Holders of a majority of such Registrable Securities included in such offering, and such Holders shall be responsible for all underwriting commissions and discounts and any transfer taxes in connection therewith.  No person may participate in any underwritten registration hereunder unless such person (i) agrees to sell such person’s Registrable Securities on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

If the managing underwriter(s) for such underwritten offering advises the Company and the representative for the Underwritten Holders that the amount of Registrable Securities requested to be included therein exceeds the amount of Registrable Securities that can be sold in such underwritten offering or that the amount of Registrable Securities proposed to be included in any such underwritten offering would materially and adversely affect the price of the Company’s Notes to be sold in such underwritten offering, the amount of Registrable Securities to be included in such underwritten offering shall be the amount of Registrable Securities which in the opinion of such managing underwriter(s) can be sold.  If the amount which can be sold is less than the amount of Registrable Securities requested to be included in such underwritten offering, any securities to be sold by the Underwritten Holders shall be reduced pro rata on the basis of the amount requested to be registered by such Underwritten Holders or as such Underwritten Holders may otherwise agree.

SECTION 9.  Miscellaneous.

(a)                                  No Conflicting Agreements.  The Company is not, as of the date hereof, a party to, nor shall it, on or after the date of this Agreement, enter into, any agreement with respect to its securities that conflicts with the rights granted to the Holders in this Agreement.  The Company represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to the holders of the Company’s securities under any other agreements.

(b)                                 Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of a majority of Registrable Securities.  Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities being sold by such Holders pursuant to such Registration Statement; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence. Notwithstanding the foregoing sentence, this Agreement may be amended by written agreement signed by the Company and the Purchasers, without the consent of the Holders of Registrable Securities, to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision contained herein, or to make such other provisions in regard to matters or questions arising under this Agreement that shall not adversely affect the interests of the Holders of Registrable Securities.  Each Holder of Registrable Securities outstanding at the time of any such amendment, modification, supplement, waiver or consent or thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 9(b), whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Registrable Securities or is delivered to such Holder.

(c)                                  Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, by telecopier, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by facsimile, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

(i)                                     if to a Holder, at the most current address given by such Holder to the Company in a Notice and Questionnaire or any amendment thereto;

(ii)                                  if to the Company, to:

Sealed Air Corporation,

200 Riverfront Boulevard,

Elmwood Park, New Jersey 07407

Attention: General Counsel and Secretary

Fax: (201) 703-4219

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:  Robert Chilstrom, Esq.

Fax:  (212) 735-2000

(iii)                               if to the respective Purchasers, to:

Davis Selected Advisers, L.P.,

2949 East Elvira Road, Suite 101,

Tucson, AZ 85756,

Telephone number: (520) 434-3771,

Facsimile number: (520) 434-3770,

Attention: Thomas Tays, Chief Legal Officer

and

Geico Indemnity Company

c/o Berkshire Hathaway Inc.

1440 Kiewit Plaza

Omaha, NE  68131

Telephone number: (402) 978-5429,

Facsimile number: (402) 346 3375,

Attention: Mark D. Millard

and

General Re Life Corporation

c/o Berkshire Hathaway Inc.

1440 Kiewit Plaza

Omaha, NE  68131

Telephone number: (402) 978-5429,

Facsimile number: (402) 346 3375,

Attention: Mark D. Millard

or to such other address as such person may have furnished to the other persons identified in this Section 9(c) in writing in accordance herewith.

(d)                                 Approval of Holders.  Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its Subsidiaries shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage; provided, however, that this Section 9(d) shall not apply to any consent, modification, amendment or waiver of any provision of this agreement which would only affect the rights or remedies of the Company or its Subsidiaries as Holders of Registrable Securities and which would not adversely affect the rights or remedies of any Holder of Registrable Securities other than the Company or its Subsidiaries.

(e)                                  Successors and Assigns.  Any person who purchases any Registrable Securities from the Purchasers shall be deemed, for purposes of this Agreement, to be an assignee of the Purchasers.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and shall inure to the benefit of and be binding upon each Holder of any Registrable Securities, provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Indenture.  If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities, such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

(f)                                    Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be original and all of which taken together shall constitute one and the same agreement.

(g)                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h)                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(i)                                     Severability.  If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

(j)                                     Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and the registration rights granted by the Company with respect to the Registrable Securities.  Except as provided in the Note Purchase Agreement, the Indenture and the Notes, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Securities.  This Agreement supersedes all prior agreements and undertakings among the parties with respect to such registration rights.  No party hereto shall have any rights, duties or obligations other than those specifically set forth in this Agreement, the Indenture and the Notes.

(k)                                  Termination.  This Agreement and the obligations of the parties hereunder shall terminate upon the later of (i) the end of the Effectiveness Period and (ii) the date on which there are no Registrable Securities, except, in each case, for any liabilities or obligations under Section 4, 5 or 6, each of which shall remain in effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SEALED AIR CORPORATION

By:	/s/ David H. Kelsey
Name: David H. Kelsey
Title: Senior Vice President and
Chief Financial Officer

Confirmed and accepted as
of the date first above written:

DAVIS SELECTED ADVISERS, L.P.

By:	/s/ Thomas Tays
Name: Thomas Tays
Title: Chief Legal Officer

GENERAL RE LIFE CORPORATION

By:	/s/ Mark D. Millard
Name: Mark D. Millard
Title: Authorized Signatory

GEICO INDEMNITY COMPANY

By:	/s/ Mark D. Millard
Name: Mark D. Millard
Title: Authorized Signatory